Exhibit 10.27

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”), is entered into as of April 29, 2026 (the “Termination Date”), by and between Akston Biosciences Corporation, a Delaware corporation (“Akston”) and Diamune Therapeutics, Inc., a Delaware corporation (“Diamune” and, together with Akston, each individually a “Party” and collectively the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the License Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into that certain Exclusive License Agreement, dated as of June 6, 2025 (as amended and/or restated from time to time, the “License Agreement”), pursuant to which Akston granted Diamune certain rights to license certain of Akston’s technology in the fields specified therein;

WHEREAS, the Parties also previously entered into that certain Option Agreement for Exclusive License dated as of June 16, 2025 (as amended and/or restated from time to time, the “Option Agreement”) which granted Diamune an exclusive sublicense to use and commercialize certain cell lines and master cell banks;

WHEREAS, in connection with a contemplated transaction between Akston and a third-party pharmaceutical company (the “Third-Party Transaction”), the Parties have determined that it is in their mutual best interests to terminate the License Agreement and the Option Agreement as of the Termination Date;

WHEREAS, as consideration for Diamune’s agreement to terminate the License Agreement, Akston has agreed to provide Diamune with certain economic participation rights in the Third-Party Transaction as more particularly set forth herein; and

WHEREAS, the Parties desire to set forth their agreement with respect to the foregoing.

AGREEMENT

1.1          Termination. Each Party hereby unconditionally and irrevocably agrees that, effective as of the Termination Date, and notwithstanding anything to the contrary set forth in the License Agreement or the Option Agreement, each of the License Agreement (and any and all amendments thereto) and the Option Agreement (and any and all amendments thereto) shall (i) immediately and automatically terminate, with no further obligation thereunder on the part of any Party, and (ii) thereafter be of no force or effect. For the avoidance of doubt, all licenses and sublicenses granted under the License Agreement and the Option Agreement shall terminate as of the Termination Date.

1.2           Consideration.

(a) If the Third-Party Transaction is consummated, and conditioned thereupon, Akston shall pay to Diamune the consideration set forth in Schedule A attached hereto (such consideration, the “Diamune Share”).

(b) Akston shall provide Diamune with written notice of the consummation of the Third-Party Transaction and a reasonably detailed calculation of the Diamune Share within thirty (30) days of such consummation.

1

(c) If the Third-Party Transaction is not consummated on or before December 31, 2026 (the “Outside Date”), Diamune shall not be entitled to any payment pursuant to this Section 1.2, and Akston shall have no further payment obligations to Diamune under this Agreement, the License Agreement or otherwise. Diamune and Akston may mutually agree to extend the Outside Date in writing (email being sufficient) from time to time.

1.3           Release. Except as expressly set forth in this Agreement, each Party hereby irrevocably and unconditionally waives, releases, remises, and discharges the other Party, and such other Party’s subsidiaries and affiliated companies, and each of their respective employees, directors, partners, stockholders, officers, agents, attorneys, representatives, successors, and assigns, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, existing or prospective, arising prior to or in connection with the License Agreement or its termination, whether in law or in equity (collectively, “Claims”); provided, however, that the foregoing release shall not apply to (i) any Claims arising from rights expressly preserved under this Agreement, (ii) any obligations under this Agreement itself, or (iii) any Claims that may not be waived as a matter of applicable law.

1.4           Representations and Warranties. Each Party hereby represents and warrants to the other Party that: (i) such Party has full power, authority and capacity, as applicable, to enter into this Agreement and to perform its obligations hereunder in accordance with its provisions, (ii) this Agreement has been duly authorized, executed and delivered by such Party, and (iii) this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

1.5           Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the Parties relating hereto. This Agreement may only be amended, modified or supplemented by a document signed on behalf of each of the Parties hereto, and any purported amendment, modification or supplement by any Party or Parties effected in a manner which does not comply with this Section 1.6 shall be void and of no force or effect. Any waiver of any provisions hereunder must be in writing and must be duly executed by or on behalf of the Party to be charged with such waiver. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term or condition hereof (whether or not similar).

1.6           Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

1.7           Notices. Any notice required hereunder shall be in writing and delivered in accordance with the notice provisions of the License Agreement, including to the following addresses:

If to Diamune:

Diamune Therapeutics, Inc.

100 Cummings Center, Suite 455B,

Beverly, MA 01915,

Attention: President

Email: [***]

2

If to Akston:

Akston Biosciences Corporation

100 Cummings Center, Suite 454C,

Beverly, MA 01915,

Attention: Legal

Email: [***]

1.8 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows.]

3

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

AKSTON BIOSCIENCES CORPORATION

By:	/s/ Todd C. Zion
Name:	Todd C. Zion
Title:	Chief Executive Officer

DIAMUNE THERAPEUTICS, INC.

By:	/s/ Todd C. Zion
Name:	Todd C. Zion
Title:	Board Chair

[Signature Page to Termination Agreement]

Schedule A

Consideration

If the Third-Party Transaction is consummated, and conditioned thereupon, Akston shall pay to Diamune the following Consideration:

Diamune Share	Diamune shall be entitled to receive the following consideration resulting from the Third-Party Transaction subject in all instances to Akston’s right to deduct the Excluded Amounts (as defined below) and the other Deductions (as defined below) from any amounts owed or payable to Diamune as Consideration

• Until [***] million in the aggregate have been paid to Akston’s Assignees (as defined below) under the Royalty and Revenue Assignment Agreement (as defined below), Diamune will be entitled to receive the following resulting from the Third-Party Transaction:

(i) [***]% of any license issue fee and license revenue payments that become due and payable to Akston as part of the Third-Party Transaction; and

(ii) [***]% of royalties on net sales of the Licensed Product (as defined in License Agreement) in the field of use that become due and payable to Akston as part of the Third-Party Transaction.

• After [***] million has been paid to Akston’s Assignees under the Royalty and Revenue Assignment Agreement, Diamune shall be entitled to receive the following from the Third-Party Transaction:

(i) [***]% of any license issue fee and license revenue payments that become due and payable to Akston as part of the Third-Party Transaction; and

(ii) [***]% of royalties on net sales of the Licensed Product (as defined in License Agreement) in the field of use that become due and payable to Akston as part of the Third-Party Transaction.

Excluded Amounts	The Consideration payable to Diamune shall not include any of the following amounts or proceeds payable to Akston (collectively, the “Excluded Amounts”): (i) all amounts received by Akston from Diamune as reimbursement for corporate, research and development, manufacturing activities, or other services (including legal services), performed by, or paid for by, Akston on behalf of Diamune including, without limitation, (a) such amounts contemplated by Section 3.4(b) of the License Agreement and by any of the following agreements by and between the Akston and Diamune (in each case as each may be amended and/or restated from time to time): (i) that certain Option Agreement dated June 16, 2025, (ii) that certain Reimbursement Addendum dated July 31, 2025, (iii) that certain Deferred Payment Agreement dated July 31, 2025, (iv) that certain Master Services Agreement dated April 24, 2025 (the “Diamune MSA”), (v) any work orders issued pursuant to the terms of the Diamune MSA including (A) that certain Work Order No. 1 dated July 31, 2025 and (B) that certain Work Order No. 2 dated July 31, 2025, and (vi) any purchase orders or invoices issued by the Akston to Diamune in connection with any of the foregoing, (b) any sublicense revenue or payments owed or made to the Akston in accordance with the terms set forth in the License Agreement that relate to uses or activities that are outside the Limited Field of Use (as defined below), and (c) any amounts payable by Akston to The Leona M. and Harry B. Helmsley Trust (the “Helmsley Trust”) including, without limitation, in connection with any agreement now or hereinafter existing between the Akston and the Helmsley Trust.

Diamune hereby agrees that Akston shall be entitled to deduct all of the foregoing Excluded Amounts from the proceeds Akston receives from the Third-Party Transaction prior to calculating any Consideration owed to Diamune hereunder.

Deductions	In addition to its right to deduct the Excluded Amounts as described above, Akston shall have the right to deduct any expenses incurred by Akston in connection with (i) fulfilling its obligations to the third party in the Third-Party Transaction as may be set forth in the definitive agreement of the Third-Party Transaction or otherwise, (ii) the drafting, negotiation and execution of the definitive agreements relating to the Third-Party Transaction (including legal fees), and (iii) the drafting, negotiation and execution of this Agreement (including legal fees). Any amounts so deducted by Akston shall be referred to herein as “the Deductions.”

Definitions	For purposes of this Schedule A, the following terms shall have the following meanings:

• “Assignees” shall mean the purchaser parties to the Royalty and Revenue Assignment Agreement who are defined as “Assignees” thereunder.
• “Limited Field of Use” means uses or activities related to the prevention of autoimmune diabetes in humans.
• “Royalty and Revenue Assignment Agreement” shall mean that certain royalty and revenue assignment agreement by and between Akston and the assignee parties thereto dated November 7, 2025, as amended to date and as may be further amended and/or restated from time to time.